EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS THIRD QUARTER SALES
•	Third Quarter Total Sales Increased 1.6 Percent
•	Third Quarter Comparable-Store Sales Decreased 0.3 Percent
•	Third Quarter Earnings Per Share Expected to be $0.39 to $0.41

NEW YORK, NY, November 2, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended October 28, 2006 of $1,430 million, versus $1,408 million in the comparable period last year, an increase of 1.6 percent. For this same 13-week period, comparable store sales decreased 0.3 percent.

For the 39-week period ended October 28, 2006, sales increased 0.2 percent to $4,098 million, from $4,089 million in the Company’s corresponding period last year. Comparable-store sales for the Company’s first nine months of its 2006 fiscal year decreased 0.4 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 39-week periods increased 0.4 percent and decreased 0.2 percent, respectively.

“For the third quarter of 2006, each of our North American and Asia/Pacific retail store divisions posted comparable-store sales increases in the low-to-mid single digit range,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “These results were offset by the continuation of a challenging athletic retail environment in Europe that contributed to a high single-digit comparable-store sales decline at our business in that region. We are encouraged, however, that our comparable-store sales trend in Europe improved somewhat during the month of October from the previous two months and Foot Locker Europe’s third quarter division profit margin rate is expected to be strong at the low double-digit level.”

Foot Locker, Inc. plans to report third quarter 2006 and year-to-date results on Thursday, November 16, 2006. The Company expects that earnings for the third quarter will be in the range of $0.39 to $0.41 per share, in line with the guidance provided at the beginning of the quarter.

A conference call is scheduled on Friday, November 17, 2006 for 10:00 a.m. EST to discuss these results and provide updated guidance with regard to its earnings outlook for the remainder of 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Friday, November 24, 2006. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

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Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120